Exhibit 10.5
September 28, 2020
John F. North, III
Avis Budget Group, Inc.
6 Sylvan Way
Parsippany, NJ 07054

Dear John,

Reference is made to the Separation Agreement between Avis Budget Group, Inc. (the “Company”) and you dated August 12, 2020 (the “Separation Agreement”). Unless otherwise changed herein, all terms and provisions of the Separation Agreement, including the definitions used therein, shall remain in full force and effect. The parties agree to amend the Separation Agreement as follows:

1.The second WHEREAS clause shall be amended to delete the following phrase: “and will continue to be employed by the Company until January 1, 2021 (the “Separation Date”).

2.Section 1 of the Separation Agreement shall be amended in its entirety to read as follows:

“1.    Transition; Consulting; Separation.

(a)    The Executive will continue to be employed as Executive Vice President and Chief Financial Officer from the date hereof through the Transition Date. Following the Transition Date, the Executive will (i) continue to be employed by the Company as an Adviser to the Chief Financial Officer through October 1, 2020, and (ii) from October 1, 2020 through January 1, 2021 (the “Separation Date,” and the period from October 1, 2020 through January 1, 2021, being the “Consulting Period”), the Executive will be retained by the Company to provide counsel and advice as may be reasonably requested from time to time (unless in either case earlier terminated by the Company for “Cause” as defined in the Severance Agreement or by the Executive). During the Consulting Period, the Company shall pay the Executive a monthly retainer of $10,000 (the “Consulting Fees”).

(b)    Effective as of the Transition Date, the Executive will resign (and will be deemed to have resigned without any further actions by the Executive) from his position of Executive Vice president and Chief Financial Officer of the Company, and effective as of October 1, 2020, the Executive will resign (and will be deemed to have resigned without any further action by the Executive) from any and all of the Executive’s other positions with the Company and its affiliates (and as a fiduciary of any benefit plan of the Company and its affiliates). The Executive shall execute such additional documents as requested by the Company to evidence the foregoing.

(c)    The Executive acknowledges and agrees that during the Consulting Period the Executive’s status at all times shall be that of an independent contractor. The parties hereby acknowledge and agree that all Consulting Fees paid pursuant to clause (b) above shall represent fees for services as an independent contractor, and shall therefor be paid without any deductions or withholdings taken therefrom for taxes or for any other purpose. The Executive further acknowledges that the Company makes no warranties as to any tax consequences regarding payment of such fees, and specifically agrees that the determination of any tax liability or other consequences of any payment made hereunder is the Executive’s sole and complete responsibility and that the Executive will pay all taxes, if any, assessed on such payments under the applicable laws of any Federal, state, local or other jurisdiction and, to the extent not so paid, will indemnify the Company for any taxes so assessed against the Company. The Executive also agrees that during the Consulting Period, the Executive shall not be eligible to participate in any of the employee benefit plans or arrangements of the Company except as expressly provided herein.”

3.Section 2(a) shall be amended by replacing the term “Separation Date” with “October 1, 2020” in each place it appears.

This letter may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Yours sincerely,

/s/ Edward P. Linnen
Edward P. Linnen
Chief Human Resources Officer
Avis Budget Group, Inc.

AGREED AND ACKNOWLEDGED:

/s/ John F. North, III
John F. North, III
Date: September 28, 2020

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